Exhibit 99.2

FY 2014 Q2

Letter to Shareholders

Making life’s important moments possible – one breath at a time.™

To our Shareholders

It is again my privilege to write to you, the Electromed shareholders, to discuss the results of our fiscal 2014 second quarter and the state of the Company looking ahead. Late in the quarter, we received clearance from the FDA for our new SmartVest® SQL™ product. It is smaller, lighter and quieter than our previous model, the SV2100. We began shipping SQL to patients in January and are excited about the response it has received from patients, physicians and clinicians across the country. I’ll have more to say about SQL a bit later in this letter.

In the second quarter ended December 31, we reported revenues of $3.5 million, up slightly from the $3.4 million we reported in the first quarter of fiscal 2014. Gross margins in the quarter were strong at 72.1%, aided by the buildup of inventory of the newly approved SQL device. Operating expenses in the second quarter were generally in line with our expectations and down slightly from the first quarter. Research and development expense accounted for the decline as we completed work on SQL.

Overall, we reported a net loss of three cents per share for the quarter, compared to a loss of four cents per share in the first quarter. The smaller loss in the second quarter was primarily due to the improved gross margins and lower operating expenses.

Cash flow from operations was again positive and we grew cash on hand at the end of the second quarter to $1.2 million. We negotiated a new credit facility during the quarter which reduces the interest rate on our mortgage and the new line of credit offers greater flexibility should we decide to tap source of funds.

There continues to be pressure on virtually all segments of the heath care market to reduce costs. In our case, reimbursement claims are taking longer to resolve and the payer organizations, whether insurance companies or government entities such as Medicare and Medicaid are scrutinizing requests more closely. This creates challenges for our team to move reimbursement requests through the systems as quickly as possible and I am pleased with their efforts and dedication.

In the second quarter, we saw an increase in referrals due to stronger performance by our sales team in certain areas of the country. We are still cautious, though, as clinics and doctors appeared to be hesitant to prescribe high frequency chest wall oscillation (HFCWO) therapy out of concern that reimbursement might not be available from insurance companies and Medicare. As I’ve noted previously, this is not a new challenge. However, the delay in resolving appeals to these payers from patients whose physicians have prescribed an HFCWO device has increased. For example, appeals to Medicare which previously were resolved within six months are now experiencing delays of up to 18-24 months before a decision is rendered.

As I noted earlier, we received marketing clearance from the FDA for the SQL, a smaller, lighter and quieter generator that powers the SmartVest. The SQL sets new standards in the HFCWO market and we believe it puts Electromed ahead of the competition in our key markets. We began shipping the new device in January and will be shipping both SQL and our previous model during 2014. SQL continues Electromed’s legacy as a leader in innovation and product development in the HFCWO market, a position we believe is key to growing our market share in both homecare and institutional markets.

To leverage the advantages SQL offers, we recently added a Vice President of Sales, Mike Weatherly, to our leadership team. His focus will be on increased referrals and building strategic relationships in the HFCWO market. Mike brings an extensive record of sales growth and leadership in a medical sales environment.

Additionally, we added a senior sales position focused entirely on strategic accounts in the institutional market. The Affordable Care Act currently includes penalties for hospital readmissions for pneumonia, and, in the future, COPD. We believe this is an opportunity to generate greater demand for our SmartVest products. The focus of this new role is to improve our position with major hospitals and clinics where many patients are introduced to HFCWO therapy and to a specific brand of vest. Our goal is to improve penetration in this segment of the market which we believe will result in additional in-home sales opportunities as those patients return home to continue their therapy.

Looking forward, challenges remain as the health care market evolves to respond to the changing reimbursement landscape. With the introduction of SQL, we are better positioned to succeed in this environment and the Electromed team is focused and motivated to deliver on the promise of “Making Life’s Important Moments Possible – One Breath at a Time.”

Thank you for your interest and support.

 Sincerely,

 Kathleen Skarvan

Chief Executive Officer

Testimonial

“I have COPD, emphysema, congestive heart failure and diabetes. Before I got the [SmartVest ] device, I couldn’t budge the mucus and was getting all kinds of infections. When I got the device, things changed. I breathe better, walk better, sweep the floor, do dishes – the things you can’t do if you don’t move that mucus out of there.”

Georgia

Lovell, Maine

Cautionary Statements

Certain statements found in this letter may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this letter include the Company’s beliefs and expectations regarding the economic environment in which the Company operates, the benefits of the Company’s SQL product, the ability of the Company to penetrate the institutional market, referral and approval trends, sales growth and profitability goals, financial and operational performance, cost reductions, the regulatory environment surrounding the Company’s medical devices, and the Company’s strategic goals and focus for future periods. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, changes to reimbursement programs, our ability to effectively control costs, and our ability to obtain credit as needed, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this letter.